UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Westamerica Bancorporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1108 Fifth Avenue
San Rafael, California 94901

March 18, 2022

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Westamerica Bancorporation. It will be held at 10:00 a.m. Pacific Time on Thursday, April 28, 2022, at Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California as stated in the formal notice accompanying this letter. We hope you will plan to attend.

At the Annual Meeting, the shareholders will be asked to (i) elect eight directors; (ii) approve a non-binding advisory vote on the compensation of our named executive officers; (iii) ratify the selection of the independent auditor; and (iv) conduct other business that may properly come before the Annual Meeting.

In order to ensure your shares are voted at the Annual Meeting, you can vote through the internet, by telephone or by mail. Instructions regarding internet and telephone voting are included on the Proxy Card. If you elect to vote by mail, please sign, date and return the Proxy Card in the accompanying postage-paid envelope. The Proxy Statement explains more about voting in the section entitled “Voting Information – How You Can Vote.”

We look forward to seeing you at the Annual Meeting.

Sincerely,

David L. Payne
Chairman of the Board, President
and Chief Executive Officer

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, April 28, 2022
Time:	10:00 a.m. Pacific Time
Place:	Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California.

Items of Business

1.	Elect eight directors to serve until the 2023 Annual Meeting of Shareholders;
2.	Approve a non-binding advisory vote on the compensation of our named executive officers;
3.	Ratify selection of independent auditor; and
4.	Conduct other business that may properly come before the Annual Meeting and any adjournments or postponements.

Management’s eight nominees are listed and described in the attached proxy statement.

Who Can Vote?

Shareholders of record at the close of business on March 7, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Admission to the Annual Meeting

No ticket will be necessary for admission to the Annual Meeting. However, to facilitate the admission process, Shareholders of record planning to attend the Annual Meeting should check the appropriate box on the Proxy Card. Your name will be added to a list of attendees. If you hold shares through an intermediary, such as a bank or broker, you may need to register at the desk in the lobby. Please bring the following as evidence of ownership: 1) a legal proxy, or your brokerage statement dated on or after March 7, 2022, evidencing your ownership on March 7, 2022, the record date; and 2) photo identification.

Annual Report

Westamerica Bancorporation’s Annual Report on Form 10-K (“Annual Report”) to shareholders for the fiscal year ended December 31, 2021 is enclosed or is available for viewing as indicated on the Shareholder Meeting Notice and on the Company’s website at: www.westamerica.com, under “Shareholders.” The Annual Report contains financial and other information about the activities of Westamerica Bancorporation, but does not constitute a part of the proxy soliciting materials.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
March 18, 2022	VP/Corporate Secretary

Important notice regarding the availability of proxy materials for the shareholder meeting being held on

Thursday, April 28, 2022:

The Proxy Statement and the Annual Report on Form 10-K are available at: www.westamerica.com.

YOUR VOTE IS IMPORTANT PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY, OR VOTE BY TELEPHONE OR ONLINE USING THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

___________

PROXY STATEMENT

March 18, 2022

___________

GENERAL

The Westamerica Board of Directors is soliciting proxies to be used at the 2022 Annual Meeting of Shareholders of Westamerica Bancorporation (the “Company”), which will be held at 10:00 a.m. Pacific Time, Thursday, April 28, 2022, or at any adjournment or postponement of the Annual Meeting (collectively, the “Annual Meeting”). The Board of Directors is soliciting proxies to give all shareholders an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted at the Annual Meeting.

Voting Information

Internet Availability of Proxy Materials. We are providing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 18, 2022, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Proof of Ownership May Be Required for Attending Annual Meeting in Person. You are entitled to attend the Annual Meeting only if you are a shareholder as of the close of business on March 7, 2022, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, the Company reserves the right to request proof of ownership of Westamerica Bancorporation common stock on the record date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 7, 2022;
•	the Notice of Internet Availability of Proxy Materials;
•	a printout of proxy distribution email (if you received your materials electronically);
•	a Proxy Card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the Proxy Card properly executed, and a copy of the proof of ownership. The Company reserves the right to ask shareholders and proxy holders to present a form of photo identification such as a driver’s license.

Proxy Card. The proxies will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the proxies will vote FOR the election of all of the Director nominees, FOR approval of the advisory vote on the compensation of our named executive officers, and FOR ratifying the selection of independent auditor. The proxies will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Annual Meeting that we did not have notice of by January 26, 2022. Management is not aware of any other business to come before the Annual

Meeting, and as of the date of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by shareholders attending in person or by proxy. On March 7, 2022, 26,872,745 shares of Westamerica Bancorporation common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Annual Meeting for the purpose of determining whether a quorum exists.

Election of Director Nominees. Each share is entitled to one vote, except in the election of Directors where a shareholder may cumulate votes as to candidates nominated prior to voting, but only if a shareholder gives notice of intent to cumulate votes prior to the voting at the Annual Meeting. If any shareholder gives such notice, all shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. This Proxy Statement solicits the discretionary authority to cumulate votes and allocate them in the proxy holders’ discretion if any shareholder requests cumulative voting. In the election of directors, the eight nominees receiving the highest number of votes will be elected. If your proxy is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and for other nominees but they will not be voted for the election of that nominee.

Vote Required; Effect of Abstentions and Broker Non-Votes. The shares of a shareholder whose proxy on any or all proposals is marked as “Abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial holder of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction provided by your broker or other custodian. If you wish to vote the shares you own beneficially at the meeting in person, you must first request and obtain a legal proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. Brokers and custodians cannot vote uninstructed shares on your behalf in the election of directors or the advisory votes on executive compensation. For your vote to be counted on these matters, you must submit your voting instruction form to your broker or custodian.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers:

Proposal Number	Proposal	Votes Required for Approval	Abstentions	Uninstructed Shares	Board Vote Recommendation
1	Election of directors	Eight nominees receiving the most votes	Not voted	Not voted	FOR
2	Advisory vote on executive compensation "Say on Pay"	Majority of shares voted	Not voted	Not voted	FOR
3	Ratification of independent auditor	Majority of shares voted	Not voted	Broker discretionary vote	FOR

Votes in favor of Proposals 2 and 3 must also constitute a majority of the required quorum for the meeting. If votes in favor are less than a majority of the required quorum, abstentions and non-votes would have the effect of a vote against the proposal.

How You Can Vote. Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Holders. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered a registered holder of those shares. Please vote by proxy in accordance with the instructions on your Proxy Card, or the instruction you received by email.

A registered holder can vote in one of the following four ways:

•	Via the Internet. Go to the website noted on your Proxy Card in order to vote via the internet. Internet voting is available 24 hours a day. We encourage you to vote via the internet, as it is the most cost-effective way to vote. When voting via the internet, you do not need to return your Proxy Card.
•	By Telephone. Call the toll-free telephone number indicated on your Proxy Card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day. When voting by telephone, you do not need to return your Proxy Card.
•	By Mail. Mark your Proxy Card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a Proxy Card and must vote via the internet or by telephone.
•	In person. You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a Proxy Card or voted via internet or telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

Beneficial Shareholders. If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (“beneficial holder” or “street name”), you are not a registered holder, but rather are considered a beneficial holder of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial holder, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting Deadlines. If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) your vote must be received by 11:59 p.m. Central Time, on April 25, 2022. All other shareholders voting by telephone or internet must vote by 12:01 a.m. Central Time, on April 28, 2022 to ensure that their vote is counted.

Revocation of Proxy. Registered holders who vote by proxy, whether by telephone, internet or mail, may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Annual Meeting or sending a notice of revocation to the Corporate Secretary of Westamerica at 1108 Fifth Avenue, San Rafael, CA 94901; (b) voting at a later time by telephone or on the internet prior to 12:01 a.m. Central Time, on April 28, 2022 (prior to 11:59 p.m. Central Time, on April 25, 2022 for ESOP participants); or (c) attending the Annual Meeting in person and casting a ballot. If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker or other nominee.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one envelope containing two or more Notices of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified their bank, broker, Computershare Investor Services, or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of the Notice in future years. If you are a registered holder and own your shares through Computershare Investor Services, contact Computershare toll-free at 877-588-4258 or in writing directed to Computershare Investor Services, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Notices in future years. To receive an additional Annual Report or Proxy Statement this year, contact Shareholder Relations at 707-863-6992 or follow the instructions on the Notice. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Notice.

Electronic Access to Proxy Materials and Annual Reports. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, this Proxy Statement and the 2021 Annual Report are available on the Company’s website at: www.westamerica.com. If you hold your Westamerica Bancorporation common stock in street name through a broker, a bank or other nominee, you may have the option of securing your Proxy Statement and Annual Report via the internet. If you vote this year’s proxy electronically, you may also elect to receive future Proxy Statements, Annual Reports and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this Proxy Statement.

Stock Ownership

Security Ownership of Certain Beneficial Holders. The following table sets forth information regarding shareholders beneficially holding more than 5% of Westamerica Bancorporation common stock outstanding as of December 31, 2021 based on information available to the Company, including filings made with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	Common	3,931,787	(1)	14.60%
T. Rowe Price Associates, Inc 100 East Pratt Street, Baltimore, MD 21202-1009	Common	3,643,235	(2)	13.50%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	Common	3,109,991	(3)	11.58%
American Century Investment Management, Inc. 4500 Main Street, 9th Floor, Kansas City, MO 64111	Common	1,555,253	(4)	5.79%

(1) The Schedule 13G filed with the SEC on January 25, 2022 disclosed that the reporting entity, BlackRock, Inc., held sole voting power over 3,898,826 shares and sole dispositive power over 3,931,787shares.

(2) The Schedule 13G was filed with the SEC on February 14, 2022. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial holder of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial holder of such securities.

(3) The Schedule 13G filed with the SEC on February 9, 2022 disclosed that the reporting entity, The Vanguard Group, Inc., held shared voting power over 23,517 shares, sole dispositive power over 3,063,882 shares and shared dispositive power over 46,109 shares.

(4) The Schedule 13G filed with the SEC on February 4, 2022 disclosed that the reporting entity, American Century Investment Management, Inc., held sole voting power over 1,503,292 shares and sole dispositive power over 1,555,253 shares.

Security Ownership of Directors and Management. The following table shows the number of common shares and the percentage of the common shares beneficially owned (as defined below) by each of the current Directors, by the Chief Executive Officer (“CEO”), by the Chief Financial Officer (“CFO”), by the three other most highly compensated executive officers, and by all Directors and Officers of the Company as a group as of March 7, 2022. As of March 7, 2022, there were 26,872,745outstanding shares of Westamerica Bancorporation’s common stock. For the purpose of the disclosure of ownership of shares by Directors and officers below, shares are considered to be beneficially owned if a person, directly or indirectly, has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership of shares within 60 days of December 31, 2021.

Amount And Nature Of Beneficial Ownership
Name and Address**	Sole Voting and Investment Power		Shared Voting and Investment Power		Right to Acquire Within 60 days of December 31, 2021	Total(1)	Percent of Class(2)
Louis E. Bartolini	1,600		—		—	1,600	*
E. Joseph Bowler	—		25,887	(3)	—	25,887	0.1%
Melanie Martella Chiesa	—		—		—	—	*
Catherine Cope MacMillan	6,400	(4)	—		—	6,400	*
Michele Hassid	185		—		—	185	*
Ronald A. Nelson	44,000		—		—	44,000	0.2%
David L. Payne	1,453	(5)	885,570	(6)	—	887,023	3.3%
Edward B. Sylvester	57,490		—		—	57,490	0.2%
Inez Wondeh	—						*
Jesse Leavitt	176		—		4,100	4,276	*
John "Robert" A. Thorson	—		12,734	(7)	70,590	83,324	0.3%
Brian Donohoe	833		—		30,034	30,867	*
Russell W. Rizzardi	—		—		—	—	*
All 13 Directors and Officers as a Group	112,137		924,191		104,724	1,141,052	4.2%

* Indicates beneficial ownership of less than one-tenth of one percent (0.1%) of the Company’s common shares.

** The address of all persons listed is 1108 Fifth Avenue, San Rafael, CA 94901.

(1) None of the shares held by the Directors and Officers listed above have been pledged.

(2) In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Shares held in trust as to which Mr. Bowler is co-trustee with shared voting and investment power.

(4) Includes 6,000 shares held in a trust as to which Ms. MacMillan is trustee and 400 shares held in trust under the California Uniform Gift to Minors Act as to which Ms. MacMillan is custodian.

(5) Includes 462 shares held in a trust under the California Uniform Gift to Minors Act as to which Mr. Payne is custodian.

(6) Includes 528,837 shares owned by Gibson Radio and Publishing Company, of which Mr. Payne is President and CEO, as to which Mr. Payne disclaims beneficial ownership, and 345,808 shares held in a trust as to which Mr. Payne is co-trustee with shared voting and investment power.

(7) Includes 11,831 shares held in a trust as to which Mr. Thorson is co-trustee with shared voting and investment power.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading and Stock Hedging Policy prohibits our Directors, executive Officers, and other employees with access to material non-public information from engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities in which they have an economic interest. Prohibited transactions include but are not limited to: (1) selling short any Company common stock; and (2) buying or selling puts or calls or other derivatives on Company securities, or otherwise entering into any hedging arrangements involving Company securities.

PROPOSAL 1 – ELECTION OF DIRECTORS

Board of Directors

The Board has nominated eight candidates for election as Directors at the Annual Meeting to hold office until the next Annual Meeting or until their successors are elected and qualified. The proxies will vote for the eight nominees named below unless you give different voting instructions on your Proxy Card. Each nominee is presently a Director of the Company and has consented to serve a new term. The Board does not anticipate that any of the nominees will be unavailable to serve as a Director, but if that should occur before the Annual Meeting, the Board reserves the right to substitute another person as nominee. The proxies will vote for any substitute nominated by the Board of Directors. The proxies may use their discretion to cumulate votes for election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

Nominees

The nominees for election as Directors are named and certain information with respect to them is given below. Our nominees are seasoned leaders who bring to the Board an array of financial services, public and private company, non-profit, and other business experience. As a group they possess experience in leadership, consumer banking, commercial and small business banking, investment banking, capital markets, financial advisory services, finance and accounting, risk management and real estate. Many of the Board Members have seen the Company through a variety of economic conditions. The information below has been furnished to the Company by the respective nominees. All of the nominees have engaged in their indicated principal occupation for more than five years, unless otherwise indicated and no nominee has served on the Board of Directors of another public company during the past five years. Each nominee is a current director of both the Company and its subsidiary, Westamerica Bank.

Name of Nominees, Principal Occupations, and Qualifications

E. Joseph Bowler – Director since 2003

E. Joseph Bowler (85) retired as Senior Vice President and Treasurer of the Company in 2002. He currently serves as a member of the Audit Committee and the Loan and Investment Committee. Mr. Bowler holds a Masters of Business Administration from Stanford University.

With many years of direct banking experience, Mr. Bowler brings strong financial and investment expertise important to the oversight of our financial reporting and interest rate risk management. In addition, Mr. Bowler’s experience as a director and trustee of various non-profit community and educational organizations brings strategic planning and corporate governance skills to the Board.

Melanie Martella Chiesa – Director since 2020

Melanie Martella Chiesa (56) is an optometrist in private practice at Monte Vista Optometry in Turlock, California. Dr. Martella Chiesa is a member of the Employee Benefits and Compensation Committee and Loan and Investment Committee.

Dr. Martella Chiesa is a lifelong resident of Hughson, California where she is a partner in her family’s walnut and almond farming operations. She is an owner and board member of Martella Farms, Inc., Ag Commodities, Grower Direct Nut, Inc., ARK Development and Nutty Gourmet Nut Company. Dr. Martella Chiesa is a graduate of the University of California, Berkeley, where she received her Doctor of Optometry degree. Dr. Martella Chiesa also received Bachelor of Science degrees in food science and nutrition, functional biology and visual sciences.

Dr. Martella Chiesa is passionate about local community and philanthropy. She, along with her husband, founded the Ciara Chiesa Circle of Hope Fund. Melanie is also the board chair of the Stanislaus Community Foundation, chaired their Scholarship Committee and served on the Executive and Development Committees. Dr. Martella Chiesa also serves as a trustee for the Gallo Center for the Arts.

Along with leadership and private business knowledge, Dr. Martella Chiesa brings to the Board an understanding of agriculture, healthcare, philanthropy and issues of the Central Valley of California, which is one of Westamerica Bank’s primary markets.

Michele Hassid – Director since 2019

Michele Hassid (59) is Managing Partner of Eckhoff and Company, San Rafael. Ms. Hassid serves as the Chair of the Audit Committee and is a member of the Compliance Committee and the Executive Committee. Ms. Hassid has been designated as the Audit Committee’s “financial expert.” Ms. Hassid joined Eckhoff and Company in 1990, where along with being a Managing Partner, she also serves as a Partner with Eckhoff Wealth Management.

Ms. Hassid assists clients with financial and operational needs. Ms. Hassid graduated with honors from San Francisco State University with a B.A. in Accounting and is a graduate of the San Rafael Leadership Institute. She holds a CPA certificate and a CGMA certification.

Ms. Hassid has memberships with AICPA, CALCPA, is the Board Chair of the San Rafael Chamber of Commerce and is a finance committee member for Congregation Ner Tamid in San Francisco. Ms. Hassid is also the Treasurer of the San Rafael Chamber Educational Foundation.

Ms. Hassid’s background and education provides financial expertise and entrepreneurial skills.

Catherine Cope MacMillan – Director since 1985

Catherine Cope MacMillan (74) is a former owner of the Huntington Hotel in San Francisco and La Playa Hotel in Carmel-by-the-Sea. She is a member of the Loan and Investment Committee and the Audit Committee. Ms. MacMillan previously owned and operated a prominent restaurant for nearly 20 years. She is a graduate of the University of California at Davis and Pacific McGeorge School of Law. She has also served in numerous leadership capacities for community organizations.

Ms. MacMillan’s experience in administration and operational aspects of various businesses and organizations provides the Board with sound leadership.

Ronald A. Nelson – Director since 1988

Ronald A. Nelson (79) was Executive Vice President of Charles M. Schulz Creative Associates through 1995. He serves as the Chair of the Employee Benefits and Compensation Committee, is a member of the Audit Committee, Compliance Committee, and Nominating Committee. Mr. Nelson has a background as a Certified Public Accountant and has been designated as the Audit Committee’s “financial expert.” He has been a resident of Sonoma County since 1970, which is one of Westamerica Bank’s primary markets and where he has been involved in business management, investment management, and the development of commercial real estate. He also served as a board member and Chairman of Santa Rosa Memorial Hospital, which is the area’s primary acute care hospital.

Mr. Nelson’s extensive business and financial expertise provides important oversight of our financial reporting and risk management.

David L. Payne – Director since 1984

David L. Payne (66) is Chairman, President & CEO of Westamerica Bancorporation. He was appointed Chairman in 1988 and Chief Executive Officer in 1989 and is Chairman of the Executive Committee. Mr. Payne is also Chairman, President & CEO of Westamerica Bank. He brings to the Board strong leadership and a vision for the future. He has a thorough knowledge of the banking industry, manages regulatory and business development issues, and has extensive financial and accounting expertise. Mr. Payne possesses excellent management, strategic development and business skills.

Since Mr. Payne’s appointment as Chairman of the Board, Westamerica’s dividends per share have risen twelve-fold and capital levels have increased eleven-fold. Total assets have increased more than 500 percent during his tenure and net income has risen by a multiple of 18. Return on equity was 11.5% for the year ended December 31, 2021.

Mr. Payne has successfully negotiated and led the Company through many mergers including: John Muir National Bank, Napa Valley Bancorporation, PV Financial, CapitolBank – Sacramento, North Bay Bancorp, ValliCorp Holdings, First Counties Bank, Kerman State Bank, Redwood Empire Bancorp, County Bank, and Sonoma Valley Bank. Mr. Payne also manages his family printing, publishing and cable television business.

Edward B. Sylvester – Director since 1979

Edward Sylvester (85) is a California registered civil engineer and founder of Sylvester Engineering and SCO Planning and Engineering. He currently provides pro bono technical services to non-profit organizations. Mr. Sylvester is a member of the Executive Committee, Chair of the Loan and Investment Committee, Nominating Committee and the Compliance Committee, and serves as the Lead Independent Director of Westamerica Bancorporation. Mr. Sylvester is the board Chairman of Nevada County Broadcasters, which owns KNCO and STAR 94 radio stations. He also serves as a board member of Sierra Nevada Memorial Hospital Foundation and was past president of the hospital board. Mr. Sylvester is a board member of the Nevada County Finance Authority and the President of the Friends of Banner Mountain board, promoting preservation of trails and fire-wise issues. Mr. Sylvester has previously served as Chairman of the California Transportation Commission, Chairman of the Nevada County Transportation Commission, Chairman of the Board of the Grass Valley Chamber of Commerce, President of the Grass Valley Rotary Club, Chairman and founder of the Nevada County Business Association, President of the Sierra Trailblazers Running Club, Chairman of the California Alliance for Advanced Transportation Systems and numerous advisory committees of the county and the city of Grass Valley on engineering and policy-related issues. Mr. Sylvester has completed 23 marathons around the world and was the 14th person in the world to complete marathons on all seven continents including Antarctica. Mr. Sylvester is an avid traveler and photographer, who has visited 114 countries to date searching for new things to experience and photograph.

The depth of Mr. Sylvester’s experience gives him first-hand understanding of all the nuances of development and development funding, a current knowledge of the retail economy, and a state-wide perspective and experience in funding allocation. His long tenure on the Board brings a historical and long-term perspective while he remains current on financial issues with his continuing leadership role in the community and active management positions.

Inez Wondeh – Director since 2021

Inez Wondeh (55) is the Chief Executive Officer at BASS Medical Group (“BASS”) in Walnut Creek, California. Ms. Wondeh is a member of the Audit Committee. Inez Wondeh joined BASS in 2015 as the Chief Operating Officer. Ms. Wondeh has over 20 years of experience as a healthcare executive. Ms. Wondeh helped execute many of BASS’ growth strategy shifts, including increasing the company’s physician network. Ms. Wondeh provides visionary leadership that inspires the highest level of performance in the financial and operation administration at BASS. Ms. Wondeh holds a Master of Public Administration and a Master of Business Administration from the University of

San Francisco. Ms. Wondeh is the founder of Ngozi Educational and Healthcare Foundation, a non-profit dedicated to provide no-cost K-12 education and health services to rural Liberia, West African children.

Ms. Wondeh’s experience in finance, administration and strategic planning of various businesses provides the Board with exceptional leadership.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF ALL NOMINEES

Director Not Standing for Re-election.

Louis E. Bartolini – Director since 1991

Louis E. Bartolini (89) retired from Merrill Lynch, Pierce, Fenner & Smith, Inc. (now Merrill Lynch and Co.) as a financial consultant. He served on the Audit Committee and the Employee Benefits and Compensation Committee. The Company is thankful for his many years of service as a Director.

Board of Directors and Committees

Director Independence and Leadership Structure. The Board of Directors has considered whether any relationships or transactions related to a Director were inconsistent with a Director’s independence. Based on this review, the Board has determined that Louis E. Bartolini, E.J. Bowler, M. Martella Chiesa, M. Hassid, C.C. MacMillan, R.A. Nelson, E.B. Sylvester, and I. Wondeh are “independent” Directors as defined in NASDAQ rules. Mr. Payne is not independent because he is an officer of the Company and the Bank.

Our Board has carefully considered the critical issue of Board leadership. In the context of risk management, the leadership of each Board committee primarily responsible for risk management is vested in an independent committee chair. With regard to the leadership of the meetings of the full Board, our Board of Directors has carefully evaluated whether the positions of Chairman and CEO should be separate or combined. Our Board believes that the most effective leadership structure for the Company at this time is to combine the responsibilities of the Chairman and CEO, a structure that has been successful since 1989. The combined positions avoid a duplication of efforts, enable decisive leadership, and ensure a clear accountability for the performance of the Company, a more rapid implementation of decisions, and a consistent vision. Given the size of our employee base and our level of assets relative to larger, more complex banking structures, our Company is particularly well suited to combine the Chairman and CEO functions. Furthermore, our named executive officers have an average tenure of 25 years and do not require the substantial oversight needed by a less experienced team, which has allowed our Chairman and CEO to lead the Company through eleven acquisitions since 1992.

To ensure strong Board oversight eight of our nine Directors are, as noted above, independent as defined by NASDAQ. Only non-management directors sit on Board committees, with the exception of the Executive Committee, and every non-management director sits on one or more of these Committees. All non-management directors meet at least four times a year outside the presence of the Chairman and CEO. The Board completes an annual board evaluation that is discussed by the Nominating Committee and presented to the full Board. Although the Board believes that it is more effective to have one person serve as the Chairman and CEO at this time, it also recognizes the importance of strong independent leadership on the Board, accordingly, the Board has established a strong, Independent Lead Director, Mr. Sylvester, who must serve at least one year and has the following clearly delineated and comprehensive duties:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	serves as liaison between the Chairman and the independent Directors;
•	approves information sent to the Board;
•	approves meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	has the authority to call meetings of the independent Directors; and
•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board does not believe that the fact an Independent Lead Director does not preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, or to address any issues the Board chooses, independently of the Chairman.

The Board of Directors of the Company also serve as the Board of Directors of Westamerica Bank, and as such are well informed of bank operations through regular reports and discussions on the operations of the Bank. The Directors’ longevity with the Company has exposed them to a wide range of business cycles, which plays a critical role in managing the risk profile and profitability of the Company through the current economic environment.

Role of the Board of Directors in Risk Oversight. The Board is also responsible for overseeing all aspects of management of the Company, including risk oversight, which is effected through all Board committees, but primarily through the Board’s Audit Committee. The Internal Audit Department reports directly to the Board’s Audit Committee. It presents its independently prepared company-wide annual risk assessment, its evaluation of Management’s prepared risk assessment and its audit plan incorporating the risk assessment, including the policies and procedures utilized to monitor and control such exposures, to the Board’s Audit Committee.

The internal loan review function reports directly to the Board’s Audit Committee. It reports ongoing evaluations of loan portfolios and the risk rating of individual loans using guidelines established by bank regulatory authorities, to the Board’s Audit Committee.

Meetings. The Company expects all Board members to attend all meetings, including the Annual Meeting of Shareholders, except for reasons of health or special circumstances. The Board met on nine days during 2021. Every Director attended at least 75% of the aggregate of: (i) the Board meetings held during that period in which they served; and (ii) the total number of meetings of any Committee of the Board on which the Director served. Each individual who served on the Board of the Company on the date of the 2021 Annual Meeting of Shareholders attended the meeting.

Committees of the Board

Director Name	Executive Committee	Audit Committee	Employee Benefits and Compensation Committee	Loan and Investment Committee	Nominating Committee	Compliance Committee
Louis E. Bartolini(3)		X	X
E. Joseph Bowler		X		X
Melanie Martella Chiesa			X	X
Michele Hassid	X	Chair (1)				X
Catherine Cope MacMillan		X		X
Ronald A. Nelson		X	Chair (2)		X	X
David L. Payne	Chair					X
Edward B. Sylvester	X			Chair	Chair	Chair
Inez Wondeh(4)		X
Number of Meetings in 2021	9	5	5	9	2	3

(1) Ms. Hassid was appointed Chair of the committee July 21, 2021.

(2) Mr. Nelson was appointed Chair of the committee July 21, 2021.

(3) Mr. Bartolini will not stand for re-election.

(4) Ms. Wondeh was appointed as Director on December 16, 2021.

Executive Committee. The Board delegates to the Executive Committee all powers and authority of the Board in the management of the business affairs of the Company between board meetings, which the Board is allowed to delegate under California law.

Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent, as that term is defined by applicable rules of NASDAQ for Audit Committee purposes. The Board has also designated Ms. Hassid and Mr. Nelson as “Audit Committee financial experts” as defined by the rules of the SEC and has determined that they are “financially sophisticated” under NASDAQ rules. In concluding that Ms. Hassid and Mr. Nelson are the Audit Committee financial experts, the Board determined that they possess:

•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;
•	an understanding of internal control over financial reporting; and
•	an understanding of Audit Committee functions.

Designation of a person (or persons) as an Audit Committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee provides independent, objective oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and performance of the Company’s independent auditor as it performs audit, review or attest services, and the Company’s internal audit and control function. It selects and retains the independent registered public accounting firm, and reviews the plan and the results of the auditing engagement. It acts pursuant to a written charter that was reaffirmed by the Board of Directors in January 2022 and attached as Exhibit A to the Proxy Statement for the 2021 Annual Meeting of Shareholders.

Employee Benefits and Compensation Committee. The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of Directors who are not current or former employees of Westamerica or any of its affiliates. They are independent as defined by NASDAQ rules.

The Compensation Committee administers Westamerica Bancorporation’s equity incentive plan, Tax Deferred Savings and Retirement Plan, Deferred Profit Sharing Plan, Deferred Compensation Plan, and the Westamerica Bancorporation Deferral Plan. It administers the Company’s compensation programs and reviews and reports to the Board the compensation level for executive officers, including the CEO, of the Company and its subsidiaries and determines that compensation plans are balanced between financial results and prudent risk taking. The Compensation Committee determines annual corporate performance objectives for equity compensation and cash bonuses and their related corporate, divisional and individual goals. Based on the CEO’s assessment of the extent to which each executive officer met those objectives and goals, the Committee determines each executive officer’s annual equity compensation and cash bonus. The Compensation Committee also establishes the individual goals and targets for the CEO. All compensation approved by the Compensation Committee is reported to the full Board of Directors.

The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee is governed by a written charter as required by NASDAQ rules. The charter was reaffirmed by the Board of Directors in January 2022 and attached as Exhibit A to the Proxy Statement for the 2020 Annual Meeting of Shareholders. The Compensation Committee has the authority to seek assistance from officers and employees of the Company as well as external legal, accounting and other advisors. It has not retained outside consultants for compensation advice, but can request assistance on an as-needed basis. It does not delegate authority to anyone outside of the Compensation Committee. The Payroll and Employee Benefits Department supports the Compensation Committee by fulfilling certain administrative duties regarding the compensation programs.

Nominating Committee. The Board of Directors has determined that all members of the Nominating Committee are independent, as defined in NASDAQ rules.

The Nominating Committee screens and recommends qualified candidates for Board membership. This Committee recommends a slate of nominees for each Annual Meeting. As part of that process, it evaluates and considers all candidates submitted by shareholders in accordance with the Company’s Bylaws, and considers each existing Board member’s contributions. The Committee applies the same evaluation standards whether the candidate was recommended by a shareholder or the Board. The Nominating Committee is governed by a written charter, which was reaffirmed by the Board of Directors in February 2022 and is attached as Exhibit A to the Proxy Statement for this 2022 Annual Meeting of Shareholders.

While the Board does not have a formal diversity policy, it broadly defines diversity to encompass a range of skills and expertise sufficient to provide prudent guidance to the Company. In addition to the qualifications and characteristics described below, it considers whether the potential Director assists in achieving a mix of Board members that represents a diversity of background, perspective, and experience. Our Board includes Directors with experience in public corporations and non-profit organizations, as well as entrepreneurial individuals who have successfully run their own private enterprise. Our Board also has a broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in capital management, finance, accounting, regulatory affairs, and investment management.

Compliance Committee. The Committee provides oversight of the Company’s Compliance Management System to ensure compliance with consumer protection laws and regulations.

Board Diversity. The table below provides certain highlights of the composition of our board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f):

Board Diversity (As of December 31, 2021)
Total Number of Directors	9
Part I: Gender Identity		Female	Male	Non-Binary	Did Not Disclose Gender
Directors		4	5	—	—
Part II: Demograhic Background
African American		1	—	—	—
Asian		—	—	—	—
Hispanic or Latinx		—	—	—	—
Native Hawaiian or Pacific Islander		—	—	—	—
White		2	5	—	—
Two or More Races or Ethnicities		—	—	—	—
LGBTQ+		—	—	—	—
Did Not Disclose		1	—	—	—

Nominating Directors. The Nominating Committee will consider shareholder nominations submitted in accordance with Section 2.14 of the Bylaws of the Company. That section requires, among other things, that nominations be submitted in writing and must be received by the Corporate Secretary at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders. If the date for the current year’s Annual Meeting changes more than 30 days from the date on which the prior year’s meeting was held, the Company must receive notice with a reasonable amount of time before the Company mails its proxy materials for the current year.

Nominations must include the following information:

•	the principal occupation of the nominee;
•	the total number of shares of capital stock of the Company that the shareholder expects will be voted for the nominee;
•	the name and address of both the nominee and the nominating shareholder; and
•	the number of shares of capital stock of the Company owned by the nominating shareholder.

The Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on the Board:

•	appropriate personal and professional attributes to meet the Company’s needs;
•	highest ethical standards and absolute personal integrity;
•	physical and mental ability to contribute effectively as a Director;
•	willingness and ability to participate actively in Board activities and deliberations;
•	ability to approach problems objectively, rationally and realistically;
•	ability to respond well and to function under pressure;
•	willingness to respect the confidences of the Board and the Company;
•	willingness to devote the time necessary to function effectively as a Board member;
•	possess independence necessary to make unbiased evaluation of Management performance;
•	be free of any conflict of interest that would violate applicable law or regulation or interfere with ability to perform duties;
•	broad experience, wisdom, vision and integrity;
•	understanding of the Company’s business environment; and
•	significant business experience relevant to the operations of the Company.

Loan and Investment Committee. This Committee reviews major loans and investment policies.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in the year 2021. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table For Fiscal Year 2021
Name(1)	Fees Earned Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	Total ($)
Etta Allen(3)	26,600	105,886	132,486
Louis E. Bartolini(4)	37,600	985	38,585
E. Joseph Bowler	42,400	—	42,400
Melanie Chiesa	40,600	248	40,848
Michele Hassid	44,100	—	44,100
Catherine Cope MacMillan	42,400	—	42,400
Ronald A. Nelson	46,900	—	46,900
Edward B. Sylvester	51,300	18,664	69,964
Inez Wondeh(5)	3,033	—	3,033

(1) Non-employee Directors did not receive options or stock awards and none hold any options. During 2021, non-employee Directors of the Company were paid an annual retainer of $22,000. Each non-employee Director received $1,200 for each meeting of the Board attended and $600 for each Committee meeting attended. The Chairman of each Committee received an additional $250 for each Committee meeting attended. All non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. The Chairman of the Board, David L. Payne, is compensated as an employee and did not receive any compensation as a Director.

(2) The Deferred Compensation Plan allows non-employee Directors to defer some or all of their Director compensation with interest earnings credited on deferred compensation accounts. The amount shown is the interest on nonqualified deferred compensation that exceeds 120% of the long-term Applicable Federal Rate, with compounding, on all cash compensation deferred in 2021 and in previous years.

(3) Ms. Allen retired from the board August of 2021

(4) Mr. Bartolini will not stand for re-election.

(5) Ms. Wondeh was appointed as Director on December 16, 2021.

Westamerica Bancorporation does not have a charitable donations program for Directors nor does it make donations on behalf of any Director(s). The Company may make a nominal donation through its Community Relations program to non-profit organizations where a Director(s) may have an affiliation.

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of the Company and Westamerica Bank serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Shareholders. It is anticipated that each of the executive officers listed below will be appointed to serve in such capacities at that meeting.

David L. Payne – Held since 1984

David L. Payne (66) is the Chairman of the Board, President and CEO of the Company and Westamerica Bank. Mr. Payne also manages his family printing, publishing and cable television business. For additional information regarding Mr. Payne, please see “Proposal 1 – Election of Directors - Board of Directors” above.

Jesse Leavitt – Held since 2020

Jesse Leavitt (36) is Senior Vice President and Chief Financial Officer of the Company. Mr. Leavitt is a California licensed certified public accountant. He held the position of Vice President and Controller upon joining the Company in March 2019 until December 2019. Prior to joining the Company, Mr. Leavitt was a bank examiner with the Federal Deposit Insurance Corporation from 2011 until 2016 and was Assistant Controller at Golden 1 Credit Union from 2016 until 2019.

John “Robert” Thorson – Held since 2020

John “Robert” Thorson (61) is Senior Vice President and Treasury Division Manager for the Company. Mr. Thorson joined Westamerica Bancorporation in 1989, was Vice President and Manager of Human Resources from 1995 until 2001, was Senior Vice President and Treasurer from 2002 until 2005, and was Senior Vice President and Chief Financial Officer from 2005 until 2019.

Brian Donohoe – Held since 2019

Brian Donohoe (41) is Senior Vice President and Manager of Operations and System Administration of Community Banker Service Corporation, a subsidiary of Westamerica Bank. Mr. Donohoe joined Westamerica Bancorporation in 1999 and has held a variety of positions in the Banking Division and the Operations and Systems Division, most recently, Vice President and Manager of Business Services until 2018.

Russell W. Rizzardi – Held since 2008

Russell W. Rizzardi (66) is Senior Vice President and Chief Credit Administrator of Westamerica Bank. Mr. Rizzardi joined Westamerica Bank in 2007. He has been in the banking industry since 1979 and was previously with Wells Fargo Bank and U.S. Bank.

Code of Ethics. The Company has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K of the Securities Act of 1933) that is applicable to its senior financial officers including its chief executive officer, chief financial officer, and principal accounting officer.

Compensation Discussion and Analysis

The executive compensation practices described below have been followed consistently for twenty-nine years. At each Annual Meeting of Shareholders since 2010, a majority of our shareholders approved an advisory proposal on the Company’s executive compensation. Last year 90 percent of the shares voting on this proposal voted to support our Corporation’s executive compensation strategy.

The Compensation Committee governs the executive compensation program that combines three compensation elements: base salary, annual non-equity cash incentives, and long-term stock grants. Several compensation philosophies and practices underlie this program:

•	base salaries for participants in this program should be limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance.
•	incentive compensation (annual non-equity cash incentives and long-term stock grants) is based on measurement of performance against pre-established objective measurable goals. Specific criteria for each objective are established for “threshold,” “target,” and “outstanding” performance. On any one measure, performance below “threshold” results in no credit for that objective. “Threshold” performance results in 75% achievement, “target” performance results in 100% achievement, and “outstanding” performance results in 150% achievement. The performance achievement level determines the size of incentive compensation awards.
•	long-term incentive stock grants will be awarded to senior management if the corporate performance level is rated “threshold” or better. The purpose of long-term incentive grants is to:

–	motivate senior management to focus on long-term performance;
–	avoid excessive risk-taking and instill conservative management practices;
–	build equity ownership among Westamerica’s senior management;
–	link shareholder interests to management incentives; and
–	create ownership mentality among senior management.

In February 2013, the Board of Directors adopted a clawback policy that requires executive officers to forfeit previously awarded incentive compensation if the incentives were based on materially inaccurate financial statements or other performance measures that are later proven to be materially inaccurate or the achievement of which were due to fraud or other misconduct. The Company’s 2019 Westamerica Omnibus Plan includes a clawback provision with similar terms.

Establishing Incentive Levels, Determining Objectives and Measuring Performance. In administering the executive compensation program, the Compensation Committee determines “target” incentives for each position annually. The Compensation Committee exercises discretion in establishing “target” incentives in an effort to provide competitive pay practices while motivating and rewarding performance that benefits the Company’s long-term financial performance and shareholder interests, and avoids excessive risk-taking.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance objectives. In establishing corporate performance objectives, the Compensation Committee takes into consideration the current operating environment for the commercial banking industry as well as internal management policies and practices which would, in the Compensation Committee’s opinion, benefit the long-term interests of the Company and its shareholders. Corporate performance measures include risk management elements considered to be responsive to the impact that current operating conditions could have on the long-term performance of the Company. The Compensation Committee monitors the economy and the banking industry’s operating environment throughout the ensuing year, and may exercise discretion in adjusting corporate performance objectives during the year.

The operating environment for the commercial banking industry is impacted by a myriad of factors including, but not limited to, local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board and its counterparts in other countries, fiscal policies of the United States government and other global political conditions, regulations and legislation, liquidity in capital markets, the demand for capital by commercial enterprises and consumers, new financial products, competitive response to changing conditions within the industry, trade balances, the changing values of real estate, currencies, commodities and other assets, and other factors.

Management policies and practices the Board considers in establishing corporate performance objectives include, but are not limited to, management of the Company’s balance sheet and product pricing in a manner which will benefit the long-term financial interests of shareholders, the type and variety of financial products and services offered by the Company, adherence to internal controls, management of the credit risk of the Company’s loan and investment portfolios, management of liquidity to meet depository customer needs, the results of internal, regulatory and external audits, service quality delivered to the Company’s customers, service quality of “back office” support departments provided to those offices and departments directly delivering products and services to the Company’s customers, maintenance of operating policies and procedures which remain appropriate for risk management in a dynamic environment, timely and efficient integration of acquired companies, operational efficiencies, and capital management practices.

Restricted performance shares (“RPS”) are restricted stock unit awards that vest upon the achievement of performance objectives established by the Compensation Committee. Historically, the Company has granted RPS awards to its executives with a three-year vesting period and vesting conditions based on performance factors including the Company’s three year cumulative diluted earnings per share (EPS), three year average of annual return on average total assets (ROA); three year average of annual return on average shareholders’ equity relative to industry average ROE (ROE differential); non-performing assets to total assets (NPA); and the efficiency ratio over three years.

In addition to establishing corporate performance objectives, the Compensation Committee also establishes individual goals for the CEO. In regard to the other executives named in the accompanying tables, the CEO recommends divisional and individual performance objectives to the Compensation Committee, which considers, discusses, adjusts as necessary, and adopts such performance objectives.

Upon the closure of each calendar year, the Compensation Committee reviews corporate, divisional, and individual performance against the performance objectives for the year just completed. After thorough review and deliberation, the Compensation Committee determines the recommended amount of individual non-equity cash incentives and stock-based incentive awards. The Compensation Committee reports such incentives to the Board of Directors. Meetings of the Compensation Committee and Board of Directors routinely occur in January, immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes.

Equity Compensation Plans. Long-term stock grants may only be awarded under shareholder approved stock-based incentive compensation plans (the “equity incentive plans”).

In 2019, the Company’s shareholders approved the 2019 Westamerica Omnibus Plan (the “2019 Plan”). The 2019 Plan authorized the grant of up to 1,235,898 shares (plus shares that become available if awards under prior plans expire unexercised or are cancelled, forfeited or terminated before being exercised). In addition, the 2019 Plan authorized the issuance of shares under an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by the Company. Any additional authorization of shares available for issuance must be approved by shareholders. The 2019 Plan expires on April 25, 2029, after which shareholder approval is again required to extend the term or approve a new equity incentive plan.

The 2019 Plan replaced the Company’s 2012 Amended and Restated Stock Option Plan of 1995 (the “2012 Amended Plan”). The Company may no longer grant any awards under the 2012 Amended Plan, though awards previously issued under such plan continue to be outstanding, subject to the terms of the applicable awards agreements. The 2012 Amended Plan established governing terms and conditions for all stock grants awarded from the effective date of the plan through the effective date of the 2019 Plan.

The 2019 Plan allows the following types of stock-based compensation awards:

Incentive Stock Options (“ISO”) allow the optionee to buy a certain number of shares of Westamerica Bancorporation common stock at a fixed price, which is established on the date of the option grant. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code which provide advantages if certain conditions are met. If the optionee holds the acquired stock for the designated holding period, the optionee defers the timing of recognizing taxable income related to exercising the ISO. If the optionee complies with the ISO requirements, the Company does not receive a corporate tax deduction related to the shares issued.

Nonqualified Stock Options (“NQSO”) also give the optionee the option to buy a certain number of shares of Westamerica Bancorporation common stock at a fixed price, which is established on the date of grant. Unlike ISOs, NQSOs do not allow deferral of taxable income for the optionee. At the time NQSOs are exercised, the optionee incurs taxable income equal to the spread between the exercise price and the market price of the stock, and the Company receives a corporate tax deduction in the same amount.

Share Appreciation Rights (“SAR”) provide the holder a cash payment equal to the difference between the fair market value of the Westamerica Bancorporation’s common stock on the date the SAR is surrendered and the fair market value of the Company’s common stock on the date the SAR was granted. The optionee incurs taxable income at the time the SAR is settled and the Company receives a corporate tax deduction in the same amount.

Restricted Shares and Restricted Stock Units. The Compensation Committee determines the vesting schedule and performance goals, if any, applicable to the grant of restricted shares and Restricted Stock Units. Restricted Stock Units are awards that may be settled in Westamerica Bancorporation’s common stock or cash, subject to vesting. As described above, the Company has historically granted Restricted Stock Units as RPS awards that settle in shares of Westamerica Bancorporation’s common stock, subject to the achievement of performance objectives. Award recipients receive shares at the end of the performance measurement period only if performance objectives are achieved. The award recipient incurs taxable income at the time any RPS vests and the Company receives a corporate tax deduction in the same amount.

Determination of Awards to Grant. In determining which type of stock-based compensation awards to grant, the Compensation Committee considers the attributes of each form of incentive. Examples include the ability to motivate management to make decisions based on the long-term interests of shareholders, the desire to compensate with shares rather than cash, and the tax consequences of each type of award. The Compensation Committee retains the latitude to utilize all forms of incentives provided under the equity incentive plans. In the current and preceding years, the Compensation Committee has utilized NQSO and RPS based on the motivational aspects of stock price appreciation, the settlement in shares rather than cash, and the preservation of tax deductions for the Company. As of March 7, 2022, the Company had no ISO, SAR or restricted stock awards outstanding.

Determination of Exercise Price. The equity incentive plans require the exercise price of each NQSO, ISO or SAR to be no less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. The equity incentive plans do not allow re-pricing stock options for poor stock price performance.

Stock-based compensation awards are submitted by the Compensation Committee to the full Board of Directors for review. As described above, these meetings have routinely occurred in January immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes. The Compensation Committee meeting has routinely been held during the same week as the related Board of Directors meeting. These January meetings follow by no more than ten business days the Company’s public disclosure of its financial results for the preceding year. As a result, stock option grants are awarded, and the exercise price of such grants are determined at a time when the Company has broadly disseminated its financial condition and current operating results to the public. The Company’s outstanding stock option grants are dated, and related stock option exercise prices are determined, on the January date the Compensation Committee meets to approve such grants.

Long-Term Incentive Attributes. The Board of Directors has designated the Compensation Committee as the administrator of the equity incentive plans. The Compensation Committee reports to the Board the terms and conditions of awards granted under these plans. In carrying out this responsibility, the Compensation Committee designs such awards as long-term incentives. The terms and conditions of currently outstanding awards under the Company’s several equity incentive plans include:

•	NQSO grants vest one-third (1/3) on each anniversary of the grant date. As such, NQSO grants become fully vested over a three-year period. NQSO grants expire on the tenth anniversary of the grant date. The Company does not pay dividends on shares underlying NQSO grants until the optionee exercises the option and the shares are outstanding on a dividend record date.

•	RPS awards vest three years following the grant date, only if corporate performance objectives are achieved over the three-year period. The Company does not pay dividends on RPS shares until vesting occurs and shares awarded become outstanding on a dividend record date.

Compensation for the Chairman, President & CEO. Mr. Payne performs two functions for the Company. These two functions tend to be compensated separately at similarly sized banking institutions. Mr. Payne serves as Chairman of the Board with responsibilities including oversight of the organization and external strategic initiatives. Mr. Payne also serves as President and CEO with responsibilities including daily management of internal operations. Mr. Payne’s total compensation reflects these broad responsibilities. Consistent with the overall compensation philosophy for senior executives, Mr. Payne’s compensation has a greater amount of pay at risk through incentives than through base salary. Since Mr. Payne is compensated as an executive, he is not eligible to receive compensation as a Director.

As noted on page 30 of this Proxy Statement under the Pension Benefits Table, during 1997 the Company entered into a nonqualified pension agreement (“Pension Agreement”) with Mr. Payne in consideration of Mr. Payne’s agreement that RPS granted in 1995, 1996 and 1997 would be cancelled.(1) In entering the Pension Agreement, the Board of Directors considered the following:

•	Mr. Payne had a significant beneficial interest in Westamerica Bancorporation common stock, which was more than adequate to continue to provide motivation for Mr. Payne to continue managing the Company in the best interests of shareholders.
•	in 1997, the Company had consummated its largest acquisition, with significant total asset growth of approximately 51 percent. One of the Board’s objectives was to provide a compensation mechanism providing retention features for Mr. Payne. Retention of Mr. Payne as President and CEO was desired following the Company’s significant growth. The RPS shares surrendered for the Pension Agreement were scheduled to vest on dates in 1998, 1999 and 2000, while the Pension Agreement was not fully vested until December 31, 2002. Additionally, the 20-year certain pension provided under the Pension Agreement was to commence upon Mr. Payne’s attainment of age 55. Mr. Payne was age 42 at the time of entering the Pension Agreement.

Compensation Awarded to Named Executive Officers. Base salaries for participants in the executive compensation program are generally limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance. As such, base pay increases are generally infrequent and limited to “control points” assigned to each position. The non-equity cash incentive formula has the following components:

In structuring performance goals for the named executive officers, the Compensation Committee emphasizes goals, which if achieved, will benefit the overall Company. As such, senior management level positions have high relative weighting on corporate objectives, and divisional leadership positions also have significant weighting on divisional objectives. The “target” cash incentive and the weighting of goals for the named executive officers for 2021 performance were as follows:

(1)The value of the surrendered RPS shares and the Pension Agreement were considered equivalent based on actuarial assumptions.

	“Target”		Goal Weighting
	Cash
	Incentive	Corporate	Divisional	Individual
Mr. Payne	$371,000	80%	—	20%
Mr. Leavitt	40,500	55%	25%	20%
Mr. Thorson	111,000	55%	25%	20%
Mr. Donohoe	71,500	55%	25%	20%
Mr. Rizzardi	60,500	55%	35%	10%

The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability of the Company and its future earnings potential. The 2021 corporate performance goals related to current year “profitability” included return on equity, return on assets and diluted earnings per share. The performance goals designed to maintain the long-term stability of the Company include “quality” and “control” components. The “quality” measures include loan portfolio quality measures (classified loans and other real estate owned, non-performing loans and other real estate owned, and net loan losses to average loans) and service quality measures (service quality of support departments and branches). The “control” measures include non-interest expense to revenues (efficiency ratio), the level of non-interest expenses, and internal audit results. By maintaining both current year “profitability” goals and longer-term “quality” and “control” goals, Management has a disincentive to maximize current earnings at the expense of longer-term results.

At the beginning of the year, the Compensation Committee’s expectations for the 2021 operating environment included uncertain economic growth given the pandemic and relatively low interest rates. The Committee reserved the ability to exercise a certain degree of judgment in adjusting target goals based on the ultimate operating environment.

The Compensation Committee determined the 2021 operating environment was generally characterized as follows:

•	the COVID-19 pandemic remained in place throughout the United States and globally;
•	monetary policies and fiscal policies in the United States supported recovery from the prior year recession, although employment conditions were mixed and supply chain disruptions continued;
•	interest rates remained relatively low;
•	the banking system operated with high levels of liquidity;
•	inflation emerged; and
•	competitive interest rates on loans remained below the yields required for the Company to deliver satisfactory financial results throughout a full business cycle.

The Compensation Committee considered Management’s response to the current operating environment including:

•	continued execution of the Company-wide pandemic plan allowing all branches to safely remain open to continue providing full services to our customers;
•	establishing operational procedures necessary to originate, service, and process forgiveness applications for Paycheck Protection Program loans;
•	maintaining appropriate levels of liquidity relative to the causes and levels of deposit growth;
•	management maintained discipline in pricing loans and deposits for long-term financial results;
•	management consistently maintained conservative bond and loan underwriting practices to appropriately manage the Company’s exposure to credit risk;
•	management contained operating costs; and
•	management prudently managed capital enabling the Company to continue delivering increasing annual levels of dividends per share and position the Company for growth opportunities.

The Compensation Committee exercised judgement by making adjustments to actual results to take into account the impact of the operating environment. Adjusted actual results against “target” performance goals were:

Performance	Adjusted Actual
	“Target”	Results
Profitability Goals:
Return on average shareholders’ equity	10.39%	10.53%
Return on average assets	1.23%	1.20%
Diluted earnings per share	$2.89	$2.93

Quality Goals:
Classified loans and other real estate owned	$38 million	$20 million
Non-performing loans and other real estate owned	$7 million	$1 million
Net loan losses to average loans	0.20%	0.03%
Service quality	Improving	Improving

Control Goals:
Non-interest expense to revenues (efficiency ratio)	48.1%	47.4%
Non-interest expenses	$98.4 million	$97.8 million
Below satisfactory internal audits	none	none

In reviewing the operating environment, Management’s response to the operating environment, and adjusted results compared to “target” performance goals, the Compensation Committee determined corporate performance to be 114% of target goals.

As described above, divisional and individual goals are used in conjunction with corporate performance goals to determine cash bonus awards.

In addition to daily management responsibilities, Mr. Payne’s individual goals included:

•	managing the Company to achieve 2021 corporate performance financial goals, including return on equity, return on assets, earnings per share and expense level;
•	manage the Company-wide pandemic plan, including planning and resource allocation for day-to-day operations;
•	achievement of satisfactory regulatory, financial and internal audit results, including remediation of any audit findings;
•	provide management oversight to the Regulatory Compliance Department;
•	achievement of merchant processing services financial goals and objectives; and
•	execution of an outbound calling program regarding merger and acquisition targets.

Based on individual performance against these goals, the Committee exercised its discretion and assigned Mr. Payne a composite corporate and individual performance level of 94%.

In addition to routine on-going divisional responsibilities, Mr. Leavitt managed the Finance Division toward functional goals, which included:

•	provide management oversight of significant divisional projects, including planning for systems conversions;
•	achievement of satisfactory service quality ratings; and

•	satisfactory regulatory examinations, external audits, and internal audits within all areas of responsibility.

Based on the Finance Division’s results, the Committee determined divisional performance to be 105%.

In addition to daily management responsibilities, Mr. Leavitt’s individual goals included:

•	personnel management; and
•	tax planning.

Based on individual performance against these goals, the Committee determined Mr. Leavitt’s individual performance to be 113%. As a result Mr. Leavitt’s composite corporate, divisional and individual performance level was 111%.

In addition to routine on-going divisional responsibilities, Mr. Thorson managed the Treasury Division toward functional goals, which included:

•	manage the balance sheet to meet financial performance objectives while maintaining appropriate liquidity and interest rate risk;
•	management of the investment securities portfolio including credit risk, liquidity, and risks derived from possible movements in interest rates;
•	monitor market rates on depository products and meet the Company’s low-cost funding objective;
•	manage the Trust Department toward achieving fee growth goals, prudent investment portfolio management practices, maintaining satisfactory audit results, and achieving personnel development objectives; and
•	satisfactory regulatory examinations, external audits, and internal audits within all areas of responsibility.

Based on the Treasury Division’s results, the Committee determined divisional performance to be 125%.

In addition to daily management responsibilities, Mr. Thorson’s individual goals included:

•	provide training, mentoring and development to targeted personnel;
•	investor relations activities; and
•	capital management for the Company and subsidiary bank.

Based on individual performance against these goals, the Committee determined Mr. Thorson’s individual performance to be 150%. As a result, Mr. Thorson’s composite corporate, divisional and individual performance level was 123%.

In addition to routine on-going divisional responsibilities, Mr. Donohoe managed the Operations & Systems Division toward functional goals, which included:

•	achievement of divisional customer service quality objectives;
•	manage non-interest expense levels to budgeted goals;
•	develop projects to lower forward operating expenses;
•	satisfactory risk management and audit results;
•	develop and operate PPP loan origination and forgiveness processes; and
•	completed divisional projects in the areas of systems upgrades and compliance.

Based on the Operations & Systems Division’s results, the Committee determined divisional performance to be 116%.

In addition to daily management responsibilities, Mr. Donohoe’s individual goals included:

•	lead the pandemic response for the operations and systems functions;
•	develop strategies for significant vendor contract renewals;
•	hire key personnel; and
•	personnel development projects.

Based on individual performance against these goals, the Committee determined Mr. Donohoe’s individual performance to be 150%. As a result, Mr. Donohoe’s composite corporate, divisional and individual performance level was 122%.

In addition to routine on-going divisional responsibilities, Mr. Rizzardi managed the Credit Division toward functional goals, which included:

•	meet or exceed loan portfolio credit quality goals and objectives;
•	manage divisional expenses to budgeted levels;
•	meet or exceed growth goals for consumer automobile loans;
•	satisfactory results from internal, third-party and regulatory examinations; and
•	meet divisional customer service quality standards.

Based on the Credit Division’s results, the Committee determined divisional performance to be 101%.

In addition to daily management responsibilities, Mr. Rizzardi’s individual goals included:

•	maintain prudent loan underwriting policies and procedures;
•	maintain consistency of loan underwriting standards; and
•	provide support to the Loan Review function.

Based on individual performance against these goals, the Committee determined Mr. Rizzardi’s individual performance to be 110%. As a result, Mr. Rizzardi’s composite corporate, divisional and individual performance level was 109%.

Based on the above described performance against objectives, the Committee determined cash incentive awards as follows:

	“Target”		Composite Corporate		Cash
	Cash	X	Divisional and Individual	=	Incentive
	Incentive		Performance Level		Award
Mr. Payne	$371,000		94%		$350,000
Mr. Leavitt	40,500		111%		45,100
Mr. Thorson	111,000		123%		136,600
Mr. Donohoe	71,500		122%		87,100
Mr. Rizzardi	60,500		109%		66,000

The size of stock grants is determined by corporate performance using stated formulas. The formulas used to determine “target” NQSO and RPS grant sizes adjust for changes in the underlying value of one share of Westamerica Bancorporation stock. For achievement of corporate performance in 2021, the following stock grants were awarded in January 2022:

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	“Target”				Nonqualified
	Nonqualified		Corporate		Stock
	Stock Option	X	Performance	=	Option
	Grant		Level		Award
Mr. Payne	—		114.0%		—
Mr. Leavitt	12,600		114.0%		14,400
Mr. Thorson	18,100		114.0%		20,600
Mr. Donohoe	15,900		114.0%		18,100
Mr. Rizzardi	14,600		114.0%		16,700

	Target”		Corporate
	RPS	X	Performance	=	RPS
	Grant		Level		Award
Mr. Payne	—		114.0%		—
Mr. Leavitt	460		114.0%		530
Mr. Thorson	1,910		114.0%		2,180
Mr. Donohoe	1,670		114.0%		1,900
Mr. Rizzardi	1,550		114.0%		1,770

The NQSO grants have an exercise price equal to the fair market value of Westamerica common stock on the grant date, vest over a three-year period beginning one year from the date of grant and expire on the tenth anniversary of the grant date.

RPS awards vest three years following the grant date, only if certain corporate performance objectives are achieved over the three-year period. In January 2022, the Compensation Committee evaluated whether the three-year corporate performance objectives were met for RPS awards granted in January 2019. The performance objectives for the RPS granted in January 2019 included:

•	3 year cumulative diluted earnings per share (EPS);
•	3 year average of annual return on average total assets (ROA);
•	3 year average of annual return on average subsidiary Bank shareholders’ equity relative to industry average ROE (ROE differential);
•	end of period non-performing assets (NPA); and
•	efficiency ratio over 3 years.

The RPS would vest if any one of the following performance results were achieved:

•	4 of 5 objectives reaching “threshold” performance level;
•	3 of 5 objectives reaching “target” performance level; or
•	2 of 5 objectives reaching “outstanding” performance level.

The goals and achieved results were:

	Threshold	Target	Outstanding	Result
EPS	$8.38	$8.50	$8.74	Outstanding
ROA	1.25%	1.35%	1.40%	Target
ROE differential	1.00%	1.40%	1.75%	Outstanding
NPA	$25 million	$15 million	$10 million	Outstanding
Efficiency Ratio	54.00%	50.00%	48.00%	Target

With three of the goals achieving the “outstanding” performance, the Compensation Committee determined the RPS shares awarded in 2019 vested upon achievement of the three-year goals.

Nonqualified Deferred Compensation Programs. The Company maintains nonqualified deferred compensation programs to provide senior and mid-level executives the ability to defer compensation in excess of the annual limits imposed on the Company’s 401(k) plan. The Company believes these tax deferral programs enhance loyalty and motivate retention of executives. These programs allow executives to defer cash pay and RPS shares upon vesting. The programs also allow Directors to defer Director fees.

•	Cash pay deferred in the program accumulates in accounts in the names of the participating Directors and executives. The Company credits the balance of these accounts with interest using an interest rate that approximates the crediting rate on corporate-owned life insurance policies, under which Directors and executives are the named insured. Deferrals and interest credits represent general obligations of the Company.
•	The common stock the Company issues to executives upon the vesting of RPS grants may be deferred into the program and deposited into a “Rabbi Trust.” Since these shares are outstanding shares of the Company’s common stock, the Company pays dividends on these shares at the same rate paid to all shareholders. The shares held in the “Rabbi Trust” are subject to claims by the Company’s creditors.

Employment Contracts. None of the executives named in the accompanying tables have employment contracts with the Company.

Compensation in the Event of a Change in Control. The banking industry has significant merger and acquisition activity. To promote retention of senior executives, unvested NQSO and RPS grants contain a “change in control” provision, which trigger full vesting upon a change in control. The Compensation Committee determined these provisions were appropriate in order to retain executives to continue managing the Company after any “change in control” was announced through its ultimate consummation. Since none of the named executive officers have entered employment contracts with the Company, they serve in an “at-will” capacity and could terminate their employment at any time. The Compensation Committee felt it would be in the best interests of shareholders to have a retention mechanism in place to provide continuity of management during a “change in control” process. Further, the Committee expects the named executive officers would be terminated by an acquiring institution rather than retained in a similar functional capacity.

The Company also maintains a Severance Payment Plan covering all employees to promote employee retention. The Severance Payment Plan provides salary continuation benefits for employees in the event of a “change in control.” The amount of salary continuation benefits is based on years of service and corporate title, but in no event exceeds the equivalent of one times annual salary. Messrs. Payne, Thorson, Donohoe and Rizzardi are eligible for one year’s salary under the plan. Mr. Leavitt was eligible for the equivalent of 26-weeks salary under the plan as of December 31, 2021.

Internal Revenue Code. Internal Revenue Code (“IRC”) Section 162(m) places a limit on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s highest-paid executives. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Act”), certain “performance-based compensation” was not counted toward this limit. The Act eliminated the “performance-based compensation” exemption as of November 2, 2017. The Company intends generally to qualify compensation paid to executive officers for deductibility under the IRC but reserves the right to pay compensation that is not deductible.

Employee Benefits and Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis with Management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Employee Benefits and Compensation Committee

Ronald A. Nelson, Chair

Louis E. Bartolini

Melanie Martella Chiesa

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries with a value in excess of $120,000. None of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity, where one of that entity’s executive officers served either on the Board of Directors or on the Compensation Committee of the Company.

Summary Compensation

The following table sets forth summary compensation information for the chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for the fiscal years ending December 31, 2021, 2020, and 2019. These persons are referred to as named executive officers elsewhere in this Proxy Statement.

Summary Compensation Table For Fiscal Year 2021
Name / Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Stock Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	TOTAL
David L. Payne	2021	$371,000	$—	$—	$300,000	$—	$29,563	$700,563
Chairman,	2020	371,000	—	—	300,000	—	27,807	698,807
President & CEO	2019	371,000	—	—	300,000	—	24,274	695,274
Jesse Leavitt	2021	135,000	30,252	92,250	45,100	—	18,273	320,875
SVP & Chief	2020	135,000	—	—	43,500	—	9,252	187,752
Financial Officer	2019	106,875	—	—	15,000	—	4,224	126,099
John "Robert" A. Thorson	2021	149,000	123,864	130,500	136,600	66,657	32,511	639,132
SVP & Treasury	2020	149,000	129,500	171,936	134,000	79,609	31,469	709,306
Division Manager	2019	149,000	124,718	216,028	163,200	23,955	32,405	695,329
Russell W. Rizzardi	2021	120,960	100,461	105,750	66,000	—	10,939	404,110
SVP/Credit Administrator	2020	120,960	104,928	138,240	64,400	—	10,455	473,607
Division Manager	2019	120,960	101,529	175,268	66,800	—	9,050	464,093
Brian Donohoe	2021	130,008	108,452	113,250	87,100	—	37,375	476,185
SVP/Operations & Systems	2020	130,008	83,677	106,272	86,000	—	29,422	227,031
Division Manager	2019	120,000	—	55,026	49,400	—	2,605	171,760

(1) Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2021 included in the Company's Annual Report on Form 10-K.

(2) Option awards represent Nonqualified Stock Options as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2021 included in the Company's Annual Report on Form 10-K. (3) The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.

(4) The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Company has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits for Fiscal Year 2021.”

(5) Each of the above-named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Donohoe who received a car allowance of $12,000. All other compensation includes Company contributions to defined contribution plans (ESOP and Deferred Profit Sharing), and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Company with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

Based on the compensation disclosed in the Summary Compensation Table, approximately 37% of total compensation comes from base salaries. See Compensation Discussion and Analysis for more details.

Pay Ratio Disclosure. In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Payne.

Median Employee total annual compensation	35,351
Mr. Payne total annual compensation	700,563
Ratio of PEO to Median Employee Compensation	19.8:1.0

In determining the median employee total annual compensation, the Company prepared a census of all employees as of December 31, 2021, except the PEO, with compensation annualized for those employees hired in 2021. For simplicity, the value of benefits provided by the Company’s qualified retirement plans and welfare benefit plans were excluded from the determination of total annual compensation as all employees are offered the same benefit programs.

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Grants of Plan-Based Awards Table For Fiscal Year 2021
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date
Name	Grant Date	Threshold	Target	Maximum	or Units(1)	Options(2)	($/Share)(2)	Fair Value(3)
David L. Payne	1/28/21	$—	$371,000	$556,500	—	—	$—	$—
	1/28/21	—	—	—	—	—	—	—
	1/28/21	—	—	—	—	—	—	—
Jesse Leavitt	1/28/21	—	40,500	60,750	—	—	—	—
	1/28/21	—	—	—	530	—	—	30,252
	1/28/21	—	—	—	—	12,300	57.08	92,250
John "Robert" A. Thorson	1/28/21	—	111,000	166,500	—	—	—	—
	1/28/21	—	—	—	2,170	—	—	123,864
	1/28/21	—	—	—	—	17,400	57.08	130,500
Brian Donohoe	1/28/21	—	71,500	$107,250	—	—	—	—
	1/28/21	—	—	—	1,900	—	—	108,452
	1/28/21	—	—	—	—	15,100	57.08	113,250
Russell W. Rizzardi	1/28/21	—	60,500	90,750	—	—	—	—
	1/28/21	—	—	—	1,760	—	—	100,461
	1/28/21	—	—	—	—	14,100	57.08	105,750

(1) Includes RPS grants. There is no dollar amount of consideration paid by any executive officer on the grant or vesting date of an award.

The material terms of the RPS grants are as follows:

• The performance and vesting period is three years;

• Multiple three-year performance goals are established by the Compensation Committee for each grant;

• The Compensation Committee may revise the goals upon significant events;

• Accelerated vesting occurs upon a “change in control;” and

• No dividends are paid or accrued prior to settlement or deferral delivery of shares which takes place approximately two months after vesting.

(2) Includes NQSO grants with an exercise price of not less than 100% of fair market value as of the date of grant.

The material terms of the NQSO’s listed in the table are as follows:

• Options vest ratably over three years beginning one year from date of grant;

• Options expire 10 years following grant date;

• Exercise price is 100% of fair market value as defined in the 2019 Omnibus Plan;

• Dividends are not paid on unexercised options;

• Vesting ceases upon termination of employment, whatever the reason, except if vesting is accelerated as described below;

• Vested options may be exercised within 90 days of termination of employment and within one year upon death or disability; and

• Accelerated vesting occurs upon a “change in control.”

(3) The amounts shown for NQSOs and RPS awards represent the aggregate grant date fair market value.

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Outstanding Equity Awards Table at Fiscal Year End 2021
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) valued at 12/31/21(2)
David L. Payne	—	—	$—	—	—	$—
Jesse Leavitt	—	12,300	57.080	1/28/2031	530	30,597
John "Robert" A. Thorson	7,233	—	57.178	1/26/2027	—	—
	21,100	—	62.155	1/25/2028	—	—
	14,134	7,067	62.673	1/24/2029	6,110	352,730
	6,634	13,266	66.410	1/23/2030	—	—
	—	17,400	57.080	1/28/2031	—	—
Brian Donohoe	5,900	—	57.178	1/26/2027	—	—
	5,500	—	62.155	1/25/2028	—	—
	3,600	1,800	62.673	1/24/2029	3,160	182,427
	4,100	8,200	66.410	1/22/2030	—	—
	—	15,100	57.080	1/28/2031	—	—
Russell W. Rizzardi	—	—	57.178	1/26/2027	—	—
	—	—	62.155	1/25/2028	—	—
	7,362	5,733	62.673	1/24/2029	4,960	286,341
	5,333	10,667	66.410	1/23/2030	—	—
	—	14,100	57.080	1/28/2031	—	—

(1) Option Awards vest ratably over three years beginning one year from date of grant. Options expiring in 2028 fully vested in January 2021. Options expiring in 2029 fully vested in January 2022. Options expiring in 2030 fully vest in January 2023. Options expiring in 2031 fully vest in January 2024.

(2) RPS shares fully vest three years from date of grant if performance goals are met. RPS grants vest as follows: Messrs. Thorson - 1,990 shares vested in January 2022, 1,950 shares vest in January 2023, and 2,170 shares vest in January 2024; Rizzardi - 1,620 shares vested in January 2022, 1,580 shares vest in 2023, and 1,760 shares vest in January 2024; and Donohoe – 1,260 shares vested in January 2023 and 1,900 shares vest in January 2024; Leavitt - 530 shares vest in January 2024. Vesting may occur on a pro-rated basis for employees separating from service due to retirement.

Option Exercises And Stock Vested Table For Fiscal Year 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise($)	Number of Shares Acquired on Vesting	Value Realized on Vesting($)(1)
David L. Payne	—	$—	—	$—
Jesse Leavitt	—	—	—	—
John "Robert" A. Thorson	—	—	1,990	121,569
Brian Donohoe	—	—	—	—
Russell W. Rizzardi	15,438	64,620	1,610	98,355

(1) Amounts represent value upon vesting of RPS shares.

Pension Benefits For Fiscal Year 2021
Name	Plan Name	Present Value of Accumulated Benefit	Payments during Last Fiscal Year
David L. Payne	Non-Qualified Pension Agreement	$3,734,256	$511,950

During 1997, the Company entered into a nonqualified pension agreement with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be cancelled.

In January 2001, the Compensation Committee, based on the Company’s achievement of certain performance goals which had first been established for Mr. Payne’s 1995, 1996 and 1997 RPS awards, determined Mr. Payne’s annual pension would be $511,950. The pension commenced in 2010 and will be paid to Mr. Payne for 20 years.

The discount rate used to determine the present value is 2.25%. The obligation is an unfunded general obligation of the Company.

Nonqualified Deferred Compensation Table For Fiscal Year 2021
Name	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawls/ Distributions(3)	Aggregate Balance at Last Fiscal Year End(4)
David L. Payne	$—	$—	$—	$—
Jesse Leavitt	—	—	—	—
John "Robert" A. Thorson	—	121,637	—	2,496,597
Brian Donohoe	—	—	—	—
Russell W. Rizzardi	—	—	—	—

(1) No RPS shares were deferred upon vesting in 2021.

(2) Includes interest earned on deferred cash compensation included in the Summary Compensation Table of $66,657

(3) No dividends were paid on deferred RPS shares in 2021.

(4) Aggregate balance of deferred compensation reported as compensation prior to 2021 was $2,374,960.

Under the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), Directors and Officers may defer up to 100% of their compensation, salary and/or non-equity incentive compensation (cash bonus) into a non-qualified, unfunded deferred compensation program. The interest rate credited during 2021 was 5.0%. The interest rate may be changed annually. Interest is compounded semi-monthly. Participants choose in advance from the following distribution commencement dates: termination of employment, January 1 following termination of employment, or a specific date at least five years from date of deferral. Payment is made in a lump sum unless the participant chooses a four year, five year or ten year annual installment.

Under the Westamerica Bancorporation Deferral Plan, 100% of vested RPS grants may be deferred. Dividends paid on such issued and outstanding shares are paid in cash to the deferral participants, and are paid at the same rate as is paid to all other shareholders. The distribution of deferred RPS shares occurs at least two years after deferral, one month following termination, or the January immediately following termination as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Potential Payments Upon Termination or Change in Control

Payments to be made to the named executive officers in the event of termination of employment or change in control are described below.

Termination. Vested NQSOs may be exercised within 90 days of termination and within one year of death or disability. RPS shares vest if the Compensation Committee determines performance goals are met. Terminated employees will receive vested RPS shares if the settlement date of the RPS grant occurs within 90 days of termination. Employees separating from service due to death, disability or retirement are eligible to receive a pro rata portion of granted RPS shares if the Compensation Committee determines that the performance goals are likely to be met for the grant period. The pro rata basis is determined by the number of full years of the vesting period completed before date of death, disability or retirement.

Deferred compensation account balances are distributed on January 1 following termination, or a specific date at least five years from the date of deferral in the form of annual payments over four years. Payment may also be made in a lump sum or in annual payments for five or 10 years as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Change in Control. A change in control is defined under the 2012 Amended Plan as shareholder approval of a dissolution or liquidation of the Company or a sale of substantially all of the Company’s assets to another company, or a tender offer for 5% or more of the Company’s outstanding common stock or a merger in which the Company’s shareholders before the merger hold less than 50% of the voting power of the surviving company after the merger.

Under the 2019 Plan, a change in control occurs when (i) a person or entity becomes the beneficial owner of more than 50% of voting power of the Company; (ii) there is an unapproved change in the majority membership of the Board of Directors; (iii) a merger of the Company or any of its subsidiaries is completed, other than (A) a merger that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity and the Board of Directors immediately prior to the merger or consolidation continuing to represent at least a majority of the Board of Directors of the surviving entity or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of voting securities representing more than 50% of the combined voting power of the Company; or (iv) shareholders approve of a plan of liquidation or dissolution.

In the event of a change in control, unvested NQSOs and RPS shares immediately vest. The value of NQSOs is computed by multiplying the difference between the market value on December 31, 2021 and the exercise price of each option by the number of options subject to accelerated vesting. The value of NQSOs subject to accelerated vesting for each of the named executive officers is as follows: Messrs. Payne: $0; Thorson: $11,310; Donohoe: $9,815; Rizzardi: $9,165; and Leavitt: $7,995. The value of RPS shares is computed by multiplying the market price at December 31, 2021 by the number of shares. The value RPS shares subject to accelerated vesting for each of the named executive officers is as follows: Messrs. Payne: $0; Thorson: $213,963; Donohoe: $112,169; Rizzardi: $174,581; and Leavitt: $38,592.

Under the Company’s Severance Payment Plan, executive officers receive six week’s pay for every year or partial year of service up to one year’s base salary (see Summary Compensation Table for Fiscal Year 2021 for annual base salary for all named executive officers). Messrs. Payne, Thorson, Donohoe and Rizzardi are eligible for one year’s salary under the plan. Mr. Leavitt was eligible for 26-weeks pay under the plan at December 31, 2021.

Severance pay is paid in a lump sum or on a semi-monthly basis at the discretion of the Company. The Severance Payment Plan is subject to Section 409A of the Internal Revenue Code.

Certain Relationships and Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving or disapproving all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. The Company is also required by NASDAQ Rule 5250(b)(3) to disclose all agreements and arrangements between any director or nominee for director, and any person or entity other than the Company relating to compensation or other payment in connection with such person’s candidacy or service as a director of the Company. The Company is not aware of any such agreements. Additionally, the Company’s Code of Conduct and Ethics provides rules that restrict transactions with affiliated persons.

Certain of the Directors, executive officers and their associates have had banking transactions with subsidiaries of the Company in the ordinary course of business. With the exception of the Company’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, did not involve more than a normal risk of collectability, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, were eligible to receive mortgage loans with interest rates one percent (1%) below Westamerica Bank’s prevailing interest rate at the time of loan origination. Westamerica Bank made all loans to executive officers under the Employee Loan Program in compliance with the applicable restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Payne and Thorson have mortgage loans through this Program. The largest aggregate amount of principal during 2021 was $309,697 and $189,185, respectively. The principal amount outstanding at December 31, 2021 was $287,693 and $165,814, respectively. The amount of principal paid during 2021 was $9,735 and $6,134, respectively. The amount of interest paid during 2021 was $3,312 and $2,288, respectively. The rate of interest payable on the loans is 1.75% and 1.88%, respectively.

PROPOSAL 2 – APPROVE A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders cast a non-binding advisory vote on the executive compensation paid to the executive officers listed in the Summary Compensation Table (a so-called “say on pay” vote) as well as an advisory vote with respect to whether future say on pay votes will be held every one, two or three years. The result of the most recent shareholder vote on the proposal to determine the frequency of future say on pay proposals was that shareholders should review executive compensation annually. Therefore, Proposal 2 requests that shareholders again approve the compensation paid to our named executive officers.

Last year 90.4% of the shares voting on this proposal voted to support the Company’s executive compensation strategy.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Our incentive compensation plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted performance shares. The Summary Compensation Table shows very stable base salaries indicative of our greater emphasis on performance-based stock and non-stock awards. Our RPS and option awards are based on a minimum achievement of meeting the “threshold” level for each pre-established objective. Vesting of our RPS award is conditioned upon the achievement of performance criteria. Both awards have a three-year vesting period. Our annual incentive plan incorporates at least four financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives; in addition, the annual incentive program incorporates a 150% maximum payout to further manage risk and the possibility of excessive payments.

Consistent with our pay-for-performance philosophy, the 2019 Plan and the 2012 Amended Plan, which were approved by shareholders, include the following features:

•	disallow re-pricing stock options for poor stock performance;
•	limits the number of shares that may be awarded; and
•	includes a clawback provision.

Vote Required. The “say on pay” proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related footnotes and narratives in the Company’s proxy statement for the Annual Meeting of Shareholders.”

Because your vote is advisory, it will not be binding on the Board or create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

PROPOSAL 3 – RATIFY SELECTION OF INDEPENDENT AUDITOR

Ratify Selection of Independent Auditor. At the Annual Meeting, shareholders will be asked to ratify the Audit Committee’s selection of Crowe LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2022. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Crowe LLP as the Company’s independent auditors is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent auditors. A representative of Crowe LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed to the Company by Crowe LLP with respect to services performed for fiscal 2021 and 2020 are as follows:

	2021	2020
Audit Fees(1)	$585,000	$570,000
Audit related fees(2)	38,300	37,950
Tax fees(3)	45,723	45,000
All other fees	—	—
Total	$669,023	$652,950

(1) Audit fees consisted of fees billed by Crowe LLP for professional services rendered for the audit of the Company’s consolidated financial statements, reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and the audit of the Company’s internal controls over financial reporting. The audit fees also relate to services such as consents and audits of mortgage banking subsidiaries.

(2) Audit-related fees consisted of fees billed by Crowe LLP for audits of certain employee benefits plans.

(3) Tax fees consisted of fees billed by Crowe LLP for the compilation and review of the Company’s tax returns.

Preapproval Policies and Procedures. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Any accounting firm appointed by the Company reports directly to the Audit Committee.

The Audit Committee must preapprove all auditing services and permitted non-audit services by its independent auditors and the fees to be paid by the Company for these services, except for those fees qualifying for the “de minimis exception” which provides that the preapproval requirement for certain non-audit services may be waived if certain express standards and requirements are satisfied prior to completion of the audit under certain conditions. This exception requires that the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenue paid to the audit firm by the Company during the fiscal year in which the services are provided. This exception also requires that at the time of the engagement, the Company did not recognize such services to be non-audit services, and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. During fiscal year 2021, there were no non-audit services that were provided using this exception.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant preapprovals of non-audit services and fees. In such event, the decisions of the member or members of the Committee regarding preapprovals are presented to the full Audit Committee at its next meeting. The Audit Committee preapproved 100% of all services performed for the Company by Crowe LLP during fiscal year 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The material in this report is not soliciting material and is not deemed filed with the SEC. It is not incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act, whether made in the past or in the future even if any of those filings contain any general incorporation language.

The Audit Committee is composed of six Directors who are neither officers nor employees of the Company, and who meet the NASDAQ independence requirements for Audit Committee members. The Audit Committee selects, appoints and retains the Company’s independent auditors and is responsible for their compensation and oversight.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors. The auditors express an opinion on the conformity of the Company’s annual financial statements to United States generally accepted accounting principles and on internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year 2021 and discussed them with Management and with Crowe LLP, the Corporation’s independent registered public accountants.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management also represented that it performed an assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, and that internal control over financial reporting was effective. The independent auditor discussed with the Audit Committee matters required to be discussed by Auditing Standard of the Public Accounting Oversight Board (PCAOB), including certain matters related to the conduct of an audit and to obtain certain information from the Audit Committee relevant to the audit.

The auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by PCAOB standards. The Audit Committee discussed with auditors the firm’s independence.

Based on the Audit Committee’s discussion with Management and the independent auditors, the Audit Committee’s review of the representations of Management and the Report of the Independent Auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee

Michele Hassid, Chair

Louis E. Bartolini

E. Joseph Bowler

Catherine C. MacMillan

Ronald Nelson

Inez Wondeh

SHAREHOLDER PROPOSAL GUIDELINES

To be considered for inclusion in the Company’s Proxy Statement and form of proxy for next year’s Annual Meeting, shareholder proposals must be delivered to the Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585, no later than 5:00 p.m. on November 18, 2022. However, if the date of next year’s Annual Meeting is changed by more than 30 days from the date of this year’s meeting, the notice must be received by the Corporate Secretary a reasonable time before we begin to produce and distribute our Proxy Statement. All such proposals must meet the requirements of Rule 14a-8 under the Exchange Act.

In order for business, other than a shareholder proposal submitted for the Company’s Proxy Statement, to be properly brought before next year’s Annual Meeting by a shareholder, the shareholder must give timely written notice to the Corporate Secretary. To be timely, written notice must be received by the Corporate Secretary at least 45 days before the anniversary of the day our Proxy Statement was mailed to shareholders in connection with the previous year’s Annual Meeting, which will be February 1, 2023, for the 2023 Annual Meeting. If the date of the Annual Meeting is changed by more than 30 days, the deadline is a reasonable time before we begin to produce and distribute our Proxy Statement. A shareholder’s notice must set forth a brief description of the proposed business, the name and residence address of the shareholder, the number of shares of the Company’s common stock that the shareholder owns and any material interest the shareholder has in the proposed business. The Company will have discretionary voting authority with respect to any non-Rule 14a-8 proposals for the next annual shareholders meeting that are not received by February 1, 2023.

The requirements and process for shareholder nominations of director candidates are described under the heading “Nominating Directors” on page 13.

The Company reserves the right to reject, to rule out of order, or to take other appropriate action with respect to any proposal that does not comply with these and other applicable legal requirements.

SHAREHOLDER COMMUNICATION TO BOARD OF DIRECTORS

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to: Kris Irvine, VP/Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585. The Directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the responsibility of one of the Board Committees are to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to Management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any Director who wishes to review them.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically referred to in this Proxy Statement. If any other matters should properly come before the meeting or any postponement or adjournment of the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best business judgment. If a nominee for Director becomes unavailable to serve as a Director, the Proxies will vote for any substitute nominated by the Board of Directors.

The Company will pay the cost of proxy solicitation. The Company has retained the services of Georgeson to assist in the proxy distribution at a cost not to exceed $2,000 plus reasonable out-of-pocket expenses. The Company will reimburse banks, brokers and others holding stock in their names or names of nominees or otherwise, for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the holders of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
VP/Corporate Secretary

March 18, 2022

Fairfield, California

EXHIBIT A

Westamerica Bancorporation

Nominating Committee Charter – Reaffirmed January 26, 2022

Purpose

This charter (“Charter”) governs the operations of the Nominating Committee (“Committee”) of the Board of Directors (“Board”) of Westamerica Bancorporation (“Company”). The Committee is responsible for exercising oversight with respect to the governance of the Board, including reviewing the qualifications of and recommending to the Board, proposed nominees for election to the Board, reviewing and reporting to the Board on matters of corporate governance and leading the Board in their annual evaluation.

Composition

The Committee shall consist of no fewer than three members. All members of the Committee shall meet the independence requirements of and satisfy any other requirements imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission, California state law and the Nasdaq Stock Market (“Nasdaq”).

The other qualifications of individuals to serve on the Committee shall be determined by the Board, and all members shall be appointed annually by the Board. The Committee may form and delegate authority to subcommittees when appropriate. The Committee shall be subject to the provisions of the Company’s bylaws relating to committees of the Board, including those provisions relating to removing committee members and filling vacancies.

Responsibilities

The Committee shall be responsible for screening and recommending qualified candidates to the Board for membership. The Committee shall annually recommend a slate of director nominees to be submitted for election at each annual meeting of shareholders. The Committee will evaluate and consider all candidates submitted by shareholders in accordance with the Company’s bylaws. The Committee will consider persons recommended by shareholders in the same manner as Committee-recommended nominees. The Committee will carefully consider each existing Board member’s qualifications and contributions to evaluate his or her performance as a director prior to recommending an individual for re-nomination each year. In the case of a vacancy in the office of a director, including a vacancy created by an increase in the size of the Board, the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. If not designated by the Board, the Committee may designate a member as its Chair.

For the purpose of identifying nominees for the Board, the Committee will rely on personal contacts, the expertise of management and the corporate staff, and other members of the Board as deemed appropriate, and may engage a professional search firm if the Committee deems it appropriate to do so. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee and ordinary administrative expenses that the Committee deems to be necessary or appropriate in carrying out its duties. The Committee or a member or members of the Committee designated by the Committee will interview all candidates.

A-1

The Committee shall be responsible for assessing the appropriate balance of skills required of Board members. The Committee may also seek to recommend candidates with specific attributes that may assist the Board to comply with industry-specific requirements, California state law and other rules and regulations.

The Committee may recommend to the Board directors believed qualified to serve on each standing committee of the Board. The Board shall approve all appointments to the standing committees of the Board.

The Committee will perform other functions as may be assigned by the Board or required by federal securities laws, and rules and regulations of the SEC, the State of California or Nasdaq.

The Committee will periodically review and make recommendations regarding the appropriate size of the Board. The Committee will periodically review and make recommendations regarding the director retirement age policy. The Committee will also periodically make recommendations to the Board with respect to the compensation of Board members.

The Committee shall annually administer and report results of the Board evaluation.

The Committee shall periodically review and report to the Board on matters of corporate governance.

The Committee will review and re-assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Meetings

The Committee will meet at least once per year or on a more frequent basis as necessary to carry out its responsibilities. The Committee shall make regular reports to the Board summarizing the action taken at Committee meetings.

A-2

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 28, 2022 at 12:01 A.M., Central time. Online Go to www.envisionreports.com/wabc or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/wabc Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals – The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3. For Against Abstain For Against Abstain For Against Abstain + 1. Election of directors 01 - E.J. Bowler 04 - C. MacMillan 07 – E. Sylvester 02 - M. Chiesa 05 - R. Nelson 08 – I. Wondeh 03 - M. Hassid 06 – D. Payne 2. Approve a non-binding advisory vote on the compensation of our executive officers For Against Abstain 3. Ratification of independent auditors For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

03K9QE 8 2 D M + Admission to the Meeting WESTAMERICA BANCORPORATION ANNUAL MEETING OF SHAREHOLDERS 10:00 A.M. PACIFIC STANDARD TIME, THURSDAY, APRIL 28, 2022, WESTAMERICA BANCORPORATION, 4550 MANGELS BLVD., FAIRFIELD, CALIFORNIA Registered holders can avoid registration lines by marking the Meeting Attendance box to the right of your signature on your Proxy Card and returning it to Computershare Investor Services in the enclosed return envelope, or indicate your intent to attend through a toll free telephone vote or Internet vote. Beneficial Owners holding their shares in a brokerage account or at a bank or other intermediary must proceed to the registration desk and provide the following evidence of ownership: 1) a Legal Proxy, which you can obtain from your bank or broker or other intermediary or your shareholder statement dated on or after March 7, 2022, the Annual Meeting Record Date; and 2) a picture identification. Because of seating limitations, no more than one guest will be allowed per shareholder. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/wabc q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Westamerica Bancorporation PROXY SOLICITED BY THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 2022. The undersigned holder hereby authorizes Catherine MacMillan, Ronald A. Nelson and Edward B. Sylvester, each with full power of substitution, to represent and vote, as designated on the reverse side, all full and fractional shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at Westamerica Bancorporation, 4550 Mangels Blvd., Fairfield, California at 10:00 a.m., Pacific Standard Time, on Thursday, April 28, 2022, upon the matters set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any postponement or adjournment thereof. The Proxy, when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR ALL NOMINEES, FOR Proposal 2, and FOR Proposal 3, and at the direction of the Proxies on all other matters which may properly come before the meeting. If you are a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) (the “Plan”), you may direct the Trustee of the Plan to vote all full and fractional shares of Westamerica Bancorporation common stock standing to your credit of your individual account(s) as of March 7, 2022. The Board of Directors of Westamerica Bancorporation recommends a vote FOR ALL NOMINEES, FOR Proposal 2, and FOR Proposal 3. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy Card. If the Trustee does not receive written instructions from you before April 25, 2022, it will vote all the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received. C Non-Voting Items PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued, and to be signed on the other side) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +